Exhibit 99.1

Investor Contact:	Media Contact:
Joanne Keates	Todd Evans
Vice President, Investor Relations	Corporate Communications
(714) 444-8551	(714) 445-3066
joanne.keates@mscsoftware.com	todd.evans@mscsoftware.com

MSC.Software Announces Certain

Third Quarter Financial Information

SANTA ANA, Calif. – October 27, 2004 - MSC.Software Corp. (NYSE: MNS), today announced certain financial information for the third quarter ended September 30, 2004. As previously disclosed, MSC.Software will restate its financial statements for the periods subsequent to January 1, 2001. Since the Company is unable to quantify the exact impact of the restatement on its financial results at this time, the Company can only give limited information regarding its third quarter results.

Third Quarter Financial Information

During the third quarter, operating expenses totaled $44.5 million, including expenses related to the Audit Committee’s independent review and CFO separation costs of approximately $3.9 million. Net research and development expense totaled $7.4 million compared to $6.7 million in the third quarter last year, and $6.0 million in the second quarter ended June 30, 2004. In the third quarter, capitalized software totaled $3.2 million compared to $2.6 million in the third quarter last year and $4.3 million in the second quarter ended June 30, 2004. Sales and marketing expense totaled $18.7 million compared to $18.9 million in the third quarter last year, and $19.1 million in the second quarter ended June 30, 2004. General and administrative expense, including expenses of approximately $3.9 million related to the independent review and CFO separation costs, totaled $16.9 million.  Excluding these expenses in the periods, general and administrative expense were $13.0 million in the third quarter compared to $12.3 million in the third quarter last year and $12.4 million in the second quarter ended June 30, 2004. In the third quarter total other expenses were $687,000.

Cash and investments at the end of the third quarter stood at $71.8 million compared to $73.2 million at June 30, 2004 and $57.2 million at March 31, 2004. Year to date cash flow from operations was $36.3 million. Gross accounts receivable were $59.8 million at September 30, 2004 compared to $59.0 million at June 30, 2004 and $75.8 million at March 31, 2004.

Days sales outstanding (DSOs) were 80 days at September 30, 2004 equal to the DSO’s at June 30, 2004 which were also 80 days, and this compares to 100 days at March 31, 2004.

The global sales pipeline, which is the sales management and revenue forecasting tool that tracks potential customer contracts and engagements, grew to $297 million. There is no assurance that the pipeline amounts will result in executed contracts or revenues.  In the third quarter, the America’s pipeline rose to $124 million and key software and service transactions were signed with customers including Northrop, Analex, AMCOR and Alcoa.  In Europe, the pipeline rose to $81 million and key software and service engagements were signed with customers including EADS, Leyland, Alenia, Seimens, and Bombardier.  In Asia-Pacific, the pipeline totaled $92 million and key software and service contracts were signed with customers including Nissan, Toyota, Hero Honda Motor (India) and TechTronic Industries (China).

“Virtual Product Development Conferences being conducted in all world regions have given us the confidence that our solid product strategy supports our customer requirements and our new business pipeline continues to grow,” said Frank Perna, CEO and Chairman of MSC.Software. “Corporate spending on product development efficiencies and innovation has positioned MSC’s SimOffice, SimDesigner and SimManager product suites to meet the market’s demand for automation among both large aerospace and automotive companies, as well as small- and medium-size manufacturers.

“From a financial point of view, our business remains fundamentally sound with strong cash flows and $72 million in cash and investments on the balance sheet. This positions us well for the rest of this fiscal year and into 2005,” continued Mr. Perna.

Status of Independent Review

As previously disclosed, the Company’s Audit Committee has been directing an independent review of certain of the Company’s accounting practices and procedures. The review has principally focused on possible withholding of information from the Company’s independent auditors, the timing of revenue recognition, the need to restate the Company’s revenues for the periods subsequent to January 1, 2001, and the need to make certain non-cash adjustments to the Company’s financial statements. Management has cooperated fully with the Audit Committee’s review. The Audit Committee believes the independent review is substantially complete and hopes to receive a report from its advisors before year end.

Upon delivery of the Company’s restated financial statements for January 1, 2001 to December 31, 2003 to its independent auditors and completion of their audits, the Company expects to file amendments to its Form 10-K’s for the years ended December 31, 2001 and 2002, as well as file its Form 10-K for the year ended December 31, 2003 and its Form 10-Q’s for the subsequent quarters. No estimate can be given regarding the exact timing of the completion of the process, nor can any assurances be given that additional revisions or adjustments will not be required during this process.

Since the Company is unable to quantify the exact impact of the adjustments and restatement on its financial results at this time, the Company is delaying the full release of its third quarter results, and the Company’s published financial statements and guidance should not be relied upon at this time.

Conference Call

A conference call to discuss third quarter results is being held today at 8:30 am PST. This conference call is being Webcast and can be accessed at the following URL: http://www.mscsoftware.com/ir/, or by dialing in to (800) 374-0151 in the U.S. or to (706) 634-4981 for International callers. To participate in the live conference call, use the following conference ID code: 1727485.

An archived version of the conference call will be available at http://www.mscsoftware.com/ir/.  The teleconference replay will be available for 48 hours after the call at: U.S. (800) 642-1687 or Intl. (706) 645-9291 using the conference ID code: 1727485.  The call will also be archived at http://www.mscsoftware.com/ir/ .

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of virtual product development (VPD) products including simulation software and services that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services.

MSC.Software employs more than 1300 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.